Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman, CEO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Robert Kirkpatrick
Cardinal Capital Partners — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Jim Macdonald
First Analysis — Analyst
Ted Hillenmeyer
Northstar Partners — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the CBIZ second quarter 2009 results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. Steven Gerard, Chairman and CEO. Mr. Gerard, you may begin.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Thank you, Jamie, and good morning everyone. Thank you for calling in to CBIZ’s second quarter and first half conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them until after the call, and we’ll be happy to address your questions at that time.
This call is also being webcast, and you can access the call over our website. You should have all received a copy of the release which was issued this morning. If you did not, you can also access it on our website or call our corporate office for a copy.
Finally, remember that during the course of this call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, our Form 10-K and our press releases.
Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
This morning, we were pleased to announce our second quarter and six months results. In what continues to be a challenging economic environment for professional services companies, we have reported increases in both revenue and earnings for the six months ended June 30. The decline in same-store revenue and earnings were more than made up by the acquisitions which we completed in 2008, which, as you are aware, is consistent with our long-term growth strategy.
I will now turn the call over to Ware to provide with you the details, and then I will return with some more comments on the current business environment, the actions we have taken and our outlook for the rest of the year.

Ware Grove - CBIZ, Inc. — CFO
Thank you, Steve, and good morning everyone. As is our normal practice, I want to take a few minutes to run through some of the highlights of the numbers we released this morning with our second quarter and first half results for 2009.
Before I start through the numbers, I want to remind everyone that in the first quarter of 2009, we adopted APB 14-1 which changes the way we account for interest expense on our $100 million convertible notes. This change required that we restate interest expense going back to the issuance of these notes in 2006. So you will see that we are restating 2008 results as we go through each quarter in 2009. As we did in the first quarter of this year, you will note that we are also reporting a cash EPS number that serves to illustrate the impact of major non-cash charges to earnings. We have attached a reconciliation of the cash earnings per share so that you can more clearly understand how this is calculated because we realize that there may be a variety of approaches to this calculation that many of you already use.
As you look at our second quarter and first half results, there are several key issues to bear in mind. Let me first address some of the issues impacting costs, and then I will turn to some of the revenue items for the first half results. But first of all, let me comment that the Financial Services group acquisitions that we made in December of 2008 are performing well through the first half of 2009. As with all of our businesses this year, they have not been immune to the economic pressures facing every business. But the performance of these units is generally in line with our expectations.
Interest expense in 2009 is significantly greater than 2008, and this is primarily related to debt incurred in connection with the acquisitions I just mentioned. It is worth noting that interest expense has increased to approximately $7 million from $5.3 million a year ago for the first half, which is an increase of $1.7 million in interest expense. The impact on pretax margin is 29 basis points for the first six months this year.
As you look at the effective tax rate, I want to remind you that in connection with favorable settlements that occurred with the IRS in the second quarter of 2008, we had a lower effective tax rate in the second quarter of last year compared with this year. So you will note that the effective tax rate for the first half of 2009 is approximately 40.2%, and that compares with approximately 39% a year ago. That impacts earnings per share from continuing operations by roughly a penny per share for the first half results. Now, for the full year of 2009, we continue to expect an effective tax rate of approximately 40%.
Another factor to bear in mind is that during the first half of 2009, we have taken aggressive actions to control and reduce expenses and, in particular, to right-size our business in order that we have the appropriate level of staffing resources. In connection with these activities, we have incurred approximately $1.2 million of severance expense for the first half of 2009 compared with about $100,000 in the first half a year ago. That’s an impact of about 27 basis points on margin. Much of this occurred in the second quarter.
Now, days sales outstanding on receivables stood at 69 days at June 30, 2009, and that was flat to 69 days at June 30 a year ago. Nonetheless, as we analyze the collectability of specific receivables, we have found isolated instances where additional bad debt reserves were appropriate. As a result, we have recorded $4.2 million of bad debt expense in the first half of 2009 compared with $2.3 million of bad debt expense in the first half of 2008. The run rate on this expense for 2009 has been 1.04% or 104 basis points of revenue compared with 62 basis points in 2008, an increase of 42 basis points for the first half of 2009.
And then, finally, it’s worth noting that depreciation and amortization expenses have increased in 2009 from $7.6 million in 2008 to $10.1 million this year, an increase of $2.5 million, which is primarily driven by the impact of the acquisitions made in December of 2008. The impact of this increased expense to pretax margin for the first six months is 44 basis points. Most of this increase, or about $2.2 million of the increase, can be attributed to an increase in amortization expense related to acquisition activity in 2008. For the first half of 2009, amortization expense was $6.1 million, and that compares to amortization expense of approximately $3.9 million for the first half a year ago. Now, you will see the impact of depreciation and amortization expense outlined specifically in our schedule that reconciles the cash EPS to GAAP EPS, which is included on page 5 of the earnings release.
Now, turning to some of the revenue items, you will note that total revenue grew by 7.8% over the second quarter of 2008. Same-unit revenue, however, declined by 5.1% during the second quarter compared with the second quarter a year ago. For the first six months, total revenue grew by 9.8%, and same unit revenue declined by 3.4%. For the six months ended June 30, 2009, the same unit revenue in our Financial Services group declined by 3.7% compared with the prior year. As we commented in our first quarter conference call, revenue in this group has been negatively impacted by the results of several units where we have experienced leadership changes within the past nine months. Beyond that, client demand for services has been generally impacted by the challenging economic environment in 2009, and we have seen a decline in the volume of hours charged clients in 2009 compared with the prior year. However, through the first six months of 2009, we have been able to achieve a modest level of increase in the hourly rates charged to clients.

Now, same-unit revenue in our Employee Services group declined by 5.4% in the first six months of 2009, primarily driven by three factors. First, there were reductions in revenue related to our retirement advisory services which relate to underlying asset values in the retirement plans that we advise. Secondly, there has been weakness in demand generally for HR consulting services which includes recruiting services. And thirdly, there was a reduction in the interest income in our payroll services unit that is related to client funds invested in short-term money market instruments. These funds are invested in investment-grade securities, and as most of you are aware, there has been a significant reduction in interest rates compared with the first half of 2008. Lower investment rates have resulted in a decline in our investment income revenue of about $900,000 for the first half of 2009 compared with the prior year.
Now, in our Medical Management Professionals group, same-unit revenue has declined by 1.1% through the first six months of 2009. You may remember that we have previously commented that we expected relatively flat revenue in 2009 for this group compared with 2008, and that’s primarily related to lower hospital patient census counts which impacts the hospital-based physician practices that we serve with this operating group.
In our National Practices group, which is primarily comprised of our technology services business units, same-unit revenue in the first half of 2009 declined by 2.3% due to the ongoing slow demand for technology-related services.
Now, despite the challenging environment which we are operating in 2009, cash flow has continued to be strong. During the first six months, we used about $12.4 million of cash for share repurchases and for acquisition-related payments. We began the year with an outstanding balance on our unsecured bank facility of $125 million, and at June 30, the balance had been reduced to $116.3 million. Considering the non-operating use of $12.4 million, this translates into a positive cash flow generated by operating activities in the first half of 2009 of approximately $21 million.
Now, through the first half, we repurchased about 838,000 shares of our common stock. As we commented in our conference call for the first quarter earlier this year, our repurchase activity for 2009 may be modest as we consider the uncertain outlook for the economic environment and take a more cautious approach to conserve financial resources.
For the full year 2009, we continue to expect that our fully diluted share count will be approximately 62 million shares. Capital spending for the first half of 2009 was approximately $2.5 million, $1 million was in the second quarter. For the full year, we expect capital spending within a range of approximately $5 million to $6 million.
Now, I have mentioned a number of items that impacted our pretax margins, and for the second quarter and for the first half of 2009, pretax margins have declined by 30 basis points compared with the same period a year ago. As a side note, you may remember that the accounting treatment for the gains or losses on our deferred compensation plan assets do have an impact on gross margin and operating income margin. But remember that there is no impact on pretax margin as any expenses or benefits realized in operating income are offset in the “other income, expense” line below. Now, rather than get into a detailed explanation, I simply want to remind everyone of this, and of course, if you have questions later, we can go into those details.
Earnings per share from continuing operations for the second quarter were $0.11, which was flat to the prior year. For the first half, earnings per share were $0.40 from continuing operations. This compares with $0.37 per share for the prior year, an increase of 8.1%.
I talked about the various items that had impacted these results, including the increase in the effective tax rate. When you consider the impact of key non-cash items and look at cash EPS, which is outlined as an attachment as I commented earlier, for the second quarter, we recorded $0.23 per share compared with $0.20 per share a year ago, an increase of 15%. For the first six months, the cash EPS was $0.63 per share compared with $0.55 per share a year ago, which is an increase of 14.6%.
As I described earlier, we have taken a number of actions, not only to right-size our compensation-related expenses, but we have also very carefully managed all discretionary expenses as well in order to preserve margins. As a result of these actions, expenses in many categories are now running below 2008 levels. Cash flow continues to be consistently strong, and we are carefully marshalling our resources in order to take advantage of potential acquisition opportunities that may present themselves in the future. With a $214 million credit facility available to us, we have good financing capacity, and we continue to have an active pipeline of potential acquisitions always under review.
Our guidance for the full year of 2009 called for an increase in revenue and earnings per share from continued operations within a range of 10% to 15% above the results we achieved in 2008. Considering the number of actions we have taken to date to carefully manage expenses, we continue to expect to achieve growth in revenue and earnings per share of approximately 10% for the full year of 2009. EBITDA, which we initially set at approximately $95 million expected for 2009, may come in closer to a range of approximately $90 million for the full year.

And so while the environment in 2009 has been a challenge, we are very happy to record increases in both revenues and earnings per share for the first half of the year. Our balance sheet remains solid and strong, and cash flow is positive. CBIZ continues to have considerable unutilized financing capacity, which provides us with a lot of flexibility to address future opportunities. So with these comments, I will conclude and I’ll turn it back over to Steve.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Thank you, Ware. Let me take a few minutes to describe some of the actions that we have taken this year. Since our number one expense is payroll, let me share with you those actions that we have taken to ensure that each of our business units are properly staffed opposite the expected workload and our commitment to providing our clients with outstanding service.
You should keep in mind that in a professional services company with a high degree of seasonality, which is the case in our Financial Services group, it’s important that you have the right level of support for the remainder of the year as well as be prepared to take up the business that you expect to get in the beginning of the following year. If you are not prepared to do that, then you have lost next year’s revenue. So we have carefully balanced our staffing with our expected business and the business we expect next year.
You should keep in mind that we continue to leverage the SG&A, which continues to decline as a percentage of revenue. On a headcount basis, the headcount at CBIZ for continuing operations of same-store is down 7.5% June this year to June last year. In addition, on a business-unit-by-business-unit basis, we have some businesses that have gone to a four-day workweek. They’re on a furlough program. We have some businesses that received no salary increases. We have some businesses that had salary reductions. All nonessential, noncritical hiring has been deferred, and we continue to monitor all nonessential discretionary expenses as we have done since the beginning of the year. Each of the actions we have taken has been business unit and industry specific so that we are consistent with our competitors and we are consistent within the industries that we operate.
In other words, I believe we have taken all the appropriate actions necessary to ensure we have the right level of support to not only handle the current, but the expected workload. As a result of the numerous actions taken since the beginning of the year, based on our existing client base and the work that we expect, I’d like to repeat what Ware said, which is we believe that we will be able to hit our full year guidance for revenue and for earnings per share, albeit at the low end of the range. With that, I’d like to stop and begin to take questions from our shareholders and analysts.
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question-and-answer session. (Operator instructions.) Our first question comes from Josh Vogel from Sidoti & Company. Please go ahead.
Josh Vogel - Sidoti & Company — Analyst
Thank you. Good morning, Steve and Ware.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Hi, Josh.
Ware Grove - CBIZ, Inc. — CFO
Hi, Josh.

Josh Vogel - Sidoti & Company — Analyst
I was curious. It looks like during the recession, the Employee Services unit is taking the biggest hit, relatively speaking, to the other segments. At least with your cost controls, or you mentioned that you paid about $1.2 million in severance in the first half of the year with the bulk of that coming in Q2. Was that mostly in the Employee Services unit?
Steven Gerard - CBIZ, Inc. — Chairman, CEO
No, Josh, that was primarily in our other units. The main factors affecting the employees services unit, I think Ware touched on, is the lower yield on our payroll float, the stock market impact on the quarter and first six months this year versus last year, in our retirement services business and retirement advisory business, which is probably the biggest piece, and then lower overall headcount which impacts our group health businesses.
Josh Vogel - Sidoti & Company — Analyst
Okay. So the bulk of the headcount reductions came in Financial Services?
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Technology and Financial Services and MMP.
Josh Vogel - Sidoti & Company — Analyst
Okay.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Yeah, there were headcount reductions in Employee Services as well. But what we’re seeing in Employee Services is really basically the same number of clients, just perhaps less heads per client on Employee Services and lower values on our assets. But the number of clients and the number of portfolios we have hasn’t changed dramatically.
Josh Vogel - Sidoti & Company — Analyst
Okay.
Ware Grove - CBIZ, Inc. — CFO
Yes, Josh. The couple of factors I outlined earlier are really a result of external market factors with interest rates and equity values kind of driving lower revenues. A lot of that does impact the bottom line because our client count is still good and it still takes the same number of resources to serve clients. When you look at the core services within Employee Services, and that would be group health and property and casualty, those businesses are doing well, albeit somewhat softer than we’d like because of higher unemployment rates. But they are doing well.
Josh Vogel - Sidoti & Company — Analyst
Okay. Taking lower interest income aside in the retirement advisory services, if unemployment does get above 10% or even gets near 11%, could you maybe give us a sense of what that could do to the organic trends in the Employee Services business, at least on the group health and P&C side?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, lower headcount might not impact the P&C side too much. We expected, and I think I commented on the first quarter call, that we could see unemployment hitting double digits. So if it gets to 10%, I think we’re kind of expecting that, and it probably will not have a significant impact. As unemployment rates continue to grow, there will be some marginal impact on our business. It’s hard to quantify. I don’t expect it to be dramatic, but it could be a contributor when it gets much higher than that level.
Josh Vogel - Sidoti & Company — Analyst
Okay, and now shifting gears, the MMP business, the gross margin came in the highest I’ve seen in years. I was curious what was driving that.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Primarily an extraordinarily good job by the MMP people in managing costs. You recall over a year ago we started to talk about our offshoring initiative which was just ramping up last year. It’s now much stronger and much more across the board in MMP. So we’re getting better margin and we’ve also done a number of things to properly right-size the various offices. We have over 80 offices in MMP, so by tinkering with consolidation and workloads, we’ve been able to improve margin.
But let me also caution you, and I think Ware commented on it, that we expect the MMP business to be relatively flat for 2009, both in terms of revenue and pretty much in terms of margin. So some of the improvements that we have seen, we will lose a little bit of that this year because, as I commented in the last quarter, we’ve seen a higher than normal loss of clients due to hospital consolidation and doctor groups breaking up because of the residual impact of the DRA reduction a couple of years ago. So we’ll lose some revenue in the second half. In addition, we’re seeing, so far, less new business than we normally see at this time as doctor groups are waiting to see the impact of what’s going on in Washington. So that combination of greater revenue loss due to clients leaving and not replacing them as fast probably will cause our margin, at the end of the year, to be relatively flat to where it was last year.
Josh Vogel - Sidoti & Company — Analyst
Okay. And that leads in a little bit to my next question on Washington. Steve, you’ve talked in the past that you think any sort of healthcare reform that adds more patients into the system would be a net positive for you guys. But I was wondering if you just had any current thoughts on what’s going on in Washington and if any of the reform that’s being floated out there, if any parts of it are really encouraging you guys or perhaps concerning you that it could hurt or help your business.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
I think I said last time, as I have said frequently, anything that drives more people through the hospitals or allows more people who go to hospitals today to actually pay for the service, because a lot of people don’t pay for service, is good for MMP. I think I also finished the sentence by saying we do not know how the government’s going to pay for all of this, and if the payment mechanism is a reduction in reimbursement rates, that’s a negative. So I can clearly say today I have no more clarity than I had three months ago on the conference call.
We have three or four bills kicking around Washington. We have an administration with a slightly different view. Nothing has been set. We are paying very close attention, not only because of MMP, but because of the impact that this may have, positive or negative, on our group health business, especially our small group business, as well as our hospital consulting business. So we have a number of parts of CBIZ that are very much interested in what’s going on and may be affected, either positively or negatively. There has been absolutely nothing set firmly that we can take a position on at this point. The only thing we do know is that we’ll have no answers by August 3, which was the administration’s deadline before the break.
My guess is that we are really not going to have any clarity well into September or October, and it is very possible that a lot of the proposals that have been floated, which are on the outskirts, are going to get reigned in as the Congressmen go home and hear what their constituents have to say. So we are not, at this point, in any way overreacting to anything because it’s unlikely that the fringe elements are going to prevail here, which is a long way of saying we just don’t know. I can give you a scenario that’s good for our insurance business and our medical advisory businesses and our MMP business, and I can give you a scenario that’s not.

Josh Vogel - Sidoti & Company — Analyst
Okay. Thank you, and just one more quick one if you don’t mind. Ware, I just want to make sure I’m doing the math right. You said cash flow from operations in the first half of the year was $21 million. So does that put you at about $38 million in Q2?
Ware Grove - CBIZ, Inc. — CFO
Oh, boy. I have to go back and look at Q2. But I think we wound up at March 31 with roughly a $150 million balance (on our bank credit facility) so that the cash flow is considerable and very strong in Q2, as it always is. Remember, seasonally, we tend to use a little cash in the first quarter, and then the receivables that we build up in connection with kind of the busy season in Financial Services turn to cash throughout the balance of the year, particularly in the second quarter.
Josh Vogel - Sidoti & Company — Analyst
Okay. Great. Thank you very much.
Operator
Our next question comes from Robert Kirkpatrick from Cardinal Capital. Please go ahead.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
Good morning.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Hey, Rob.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
What’s changed your view on the business a little bit in the last three months to cause you to kind of think that the business is going to be a bit more towards the lower end of your previous guidance?
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, I think the second quarter results basically took a little bit out of what we thought was going to happen. We initially expected we’d have more business in the second quarter. I think our forecast for the third and the fourth quarter are pretty much on where we were originally. What we are seeing, and Ware touched on all of these things, is we are seeing lower hours in our accounting Financial Services group, and we’re seeing continued market external impacts on our Financial Services group, and so I don’t think the business climate has dramatically changed. It’s just a softer quarter.
You know I have, quite frankly Rob, mixed feelings here. I think that the employees at CBIZ ought to be proud of the fact that in this marketplace, we were flat EPS year to year, and our same-store or same business unit reduction was only 3% in this market. So I kind of have mixed feelings about the whole thing. But if your question is, has it dramatically changed, I don’t think it’s dramatically changed, which is why I think we’re reiterating that we can get to at least the bottom part of our guidance.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
Okay, and it looks like you spent about $5 million on acquisitions or so in the second quarter. Were those all earn-outs?

Ware Grove - CBIZ, Inc. — CFO
Yes, those are earn-out payments based on prior year activities.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
Okay, and then where do you think, barring any acquisitions, you could have the debt level by the end of the year?
Ware Grove - CBIZ, Inc. — CFO
Well, for roughly $116 million at June 30th, it could be, I’ll say, 105 to 100 by the end of the year. Now, that’s barring any acquisitions or any further share repurchase activities.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
And the reason it would not be lower would be because you do have some fourth quarter earn-out payments to make?
Ware Grove - CBIZ, Inc. — CFO
That’s correct, Rob. We do have some earn-out payments scheduled in the second half.
Robert Kirkpatrick - Cardinal Capital Partners — Analyst
Great. Thank you very much, and thank you to everybody at CBIZ for delivering on that.
Operator
Our next question comes from Bill Sutherland from Boenning & Scattergood. Please go ahead.
Bill Sutherland - Boenning & Scattergood — Analyst
Thanks. Hey, Ware and Steve.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Hey, Bill.
Ware Grove - CBIZ, Inc. — CFO
Hey, Bill.
Bill Sutherland - Boenning & Scattergood — Analyst
Hey, I was wondering on the bad debt, what are you kind of estimating for the second half now?

Ware Grove - CBIZ, Inc. — CFO
Yeah, Bill, typically our bad debt, I think we talked about this on the first quarter call as well, runs between, on a consolidated basis, about 60 to 70 basis points. It’s clearly much higher in the first half this year. We don’t know. It is certainly safe to say it’s going to be higher this year for a full year than it has been traditionally. Whether it continues at that 104 basis points, I don’t think so. But we continue to just look at specific accounts, and where appropriate, we will record a reserve. I don’t know that we haven’t reserved things that need reserved at this stage. So barring any further degradation and the collectability of current receivables, the accrual should come back a little bit more favorable in the second half.
Bill Sutherland - Boenning & Scattergood — Analyst
The acquisition pipeline, maybe a little color there, Steve, in terms of the kind of activity you are seeing and whether the pricing feels like it’s coming in line with where you’d like it, and maybe the verticals where you are particularly seeing opportunity.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Sure. Historically, we do four to six transactions a year. So far, we’ve only done one. My expectation is we will do our four to six this year. The aggregate revenue generated by them will be less than we did last year because we don’t have any in the pipeline of the size of the two large transactions we did last year. I would expect we have an opportunity for one or two in the Financial Services group and maybe three or four in the insurance group and possibly something in the medical practice group. So we’ll get to our normal number.
In terms of pricing, there’s been little or no change in the pricing for the Financial Services. We are basically the only buyer in today’s market. So we are able to stay within the range that we’ve historically indicated to you. On the Employee Services side, there really hasn’t been a very big change in the small brokerage market, either. The large multiples that you saw a few years ago were for very large transactions. So we’re really not seeing a dramatic change in multiple. We have enough in our pipeline to make this a good year for acquisitions. So I’m comfortable that we’ll be able to get, at this point, it looks like we can get those done.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay, and then Ware, approximately how much do you have in the way of earn-out and related past acquisition payments for the back half of this year?
Ware Grove - CBIZ, Inc. — CFO
We’ve got slightly in excess of $10 million, I think, planned for the second half of this year.
Bill Sutherland - Boenning & Scattergood — Analyst
You wouldn’t have a number for next year at this point, would you?
Ware Grove - CBIZ, Inc. — CFO
Yes, we do. In aggregate, I think next year might be roughly $25 million, and that declines. We’ve got several years scheduled right now in our forecast.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay. That’s it. Thanks, guys.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Okay, Bill.
Operator
Our next question comes from Jim Macdonald from First Analysis. Please go ahead.
Jim Macdonald - First Analysis — Analyst
Hi, guys.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Hey, Jim.
Jim Macdonald - First Analysis — Analyst
Ware, I think in the same-store metrics you gave first half, can you give them to us for the second quarter only?
Ware Grove - CBIZ, Inc. — CFO
Yeah, I think so. I apologize for that. As I commented, on a consolidated basis, same-store revenue was down 5.1% in the second quarter. For the Financial Services group, that amounted to a 6.1% decline. In Employee Services, an 8.3% decline. MMP was down 0.1%, or essentially flat, and National Practice or technology services was down 4.4%.
Jim Macdonald - First Analysis — Analyst
Okay, and just teasing out the bad debt expense and I may have this wrong, I seem to have a number of $800,000 the first quarter. Was that just over and above, or was that the total. I’m just trying to figure out what was the gross, or delta in bad debt in the second quarter.
Ware Grove - CBIZ, Inc. — CFO
The delta to first quarter?
Jim Macdonald - First Analysis — Analyst
Yes. You said it was 4.2% in the first half. I’m trying to figure out how much was in the second quarter.
Ware Grove - CBIZ, Inc. — CFO
I don’t know that I have that at my fingertips, Jim. I’m pretty confident that the bad debt expense in the first quarter was greater than $800,000.
Jim Macdonald - First Analysis — Analyst
Yes, that might have just been the incremental more than normal.

Ware Grove - CBIZ, Inc. — CFO
Yes. Hold on one second. Just give me a second to find it here. If the year to date was $4.2 million, we expensed $2.4 million in the second quarter. So the delta is $1.8 million, if I’m doing my math correctly, in the first quarter.
Jim Macdonald - First Analysis — Analyst
Okay, thanks, and you mentioned the interest income was down on client funds. Also, the client fund balance has been pretty widely variable. I mean, it seems way up in the first quarter and way down in the second quarter. Is that just timing? Or any story there?
Ware Grove - CBIZ, Inc. — CFO
Yes, it’s just timing, and let me give you an example, Jim. If, depending on the day of the week that the end of the month or the end of the quarter or end of the year falls on, you have a greater or lesser amount of client funds captured. The average investable balances are pretty constant year over year, and that runs approximately $65 million.
Jim Macdonald - First Analysis — Analyst
And just in general, just one last question, your current feeling on stock repurchases. It sounds like you’re not planning on a lot of them, but maybe you could expand on that.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, I think we indicated in the last call that we expected, for 2009, to do less than we have historically done. We continue to put acquisitions as the number one priority, and we have said that we want to make sure, as this market continues or the year develops, that we’ve got all the cash resources we need for the Company. So we’re going to do less. I think we also indicated that over the year, it was probably our intent to at least buy in what we would issue for acquisitions and options so that we maintain a share count that’s neutral, and I think that’s still the current plan.
Jim Macdonald - First Analysis — Analyst
Thank you very much.
Operator
(Operator instructions.) Our next question comes from Ted Hillenmeyer from Northstar Partners. Please go ahead.
Ted Hillenmeyer - Northstar Partners — Analyst
Hey, guys. Can you just talk about visibility into the second half? I know the second half is probably more dependent on project-related work.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Sure, Ted. Let me answer it too. We have no greater visibility now than we normally do, but what we do have is very, very good data now. When I mentioned to you before that among the actions we took was to put various business units on basically a four-day workweek, which is really a furlough program, that it was really in response to the business that we could prove we had today, so that if a business unit was fully booked, and they’re fully employed, if they’re not, then they’ll be partially employed. So what we’re able to do now is better align our work force with the expected business. When you talk about project business, you’re primarily referring to the Financial Services group. We believe we have the right size organization now opposite the workload that we expect for the rest of this year as well as being well positioned to pick up the busy season for next year.

Ted Hillenmeyer - Northstar Partners — Analyst
When you talk about good data, where does the data come from?
Steven Gerard - CBIZ, Inc. — Chairman, CEO
We have planning, scheduling software now that we use, and because we saw a greater than expected decline in hours for the first six months of the year in the Financial Services group in particular, we have now put the right management overview on a business-unit-by-business-unit basis to go into not only the planning systems we’re using, but actually sit down with each office and figure out how much business is out there, what’s likely, what’s not, what might be deferred. So it’s a combination of better MIS and, quite frankly, more hands-on management of the process because we didn’t see the hours that we expected in the first six months.
Ted Hillenmeyer - Northstar Partners — Analyst
Then in your cash earnings table, is non-cash items just working capital, or is there anything else in there?
Ware Grove - CBIZ, Inc. — CFO
Basically, what we’ve done, Ted, is just illustrated the effect of non-cash items like depreciation, amortization, the non-cash stock compensation expense, and the third item in there, I think, is the convertible notes non-cash interest accrual. So those are the three items that we outline specifically on cash EPS.
Ted Hillenmeyer - Northstar Partners — Analyst
Okay. I was reading that wrong. That’s a sum of the other three. Okay. That’s all for me. Thanks.
Operator
(Operator instructions.) I am showing no further questions.
Steven Gerard - CBIZ, Inc. — Chairman, CEO
Okay. Well, then, I thank our shareholders and analysts for their continued support. For our CBIZ staff that are listening, I know this has been a somewhat unusual quarter, and I think the next quarter will be also unusual for us. I appreciate your hard work. I appreciate that many of you are perhaps working a bit harder than you have before. We should be proud of the fact that we have continued to grow this business. It’s consistent with our plan, so I appreciate everything that you are doing and I look forward to speaking to all of you at the next conference call.
Operator
Thank you, ladies and gentlemen. This concludes the CBIZ second quarter 2009 results conference. Thank you for participating. You may all disconnect.